Exhibit 99.1

EQT Reports Year-End 2014 Earnings

Five consecutive years of >25% production growth

PITTSBURGH--(BUSINESS WIRE)--February 5, 2015--EQT Corporation (NYSE: EQT) today announced 2014 net income attributable to EQT of $387.0 million, or $2.54 per diluted share (EPS), comparable to the 2013 earnings of $390.6 million, or $2.57 per diluted share. To better compare year-over-year earnings, several items should be considered, including $188.3 million of after-tax impairment charges recorded on the Company’s Ohio Utica and Texas Permian assets in the fourth quarter that negatively impacted 2014 results; and earnings attributable to EQT’s sold distribution business, that positively impacted 2013 results. Adjusted net income was $518.6 million in 2014, 74% higher than the $298.7 million in 2013; while 2014 adjusted EPS was $3.40. Adjusted operating cash flow attributable to EQT was $1,424.0 million in 2014, 19% higher. The non-GAAP financial measures are detailed and reconciled in the Non-GAAP Disclosures section in this news release.

Highlights for 2014:

  Production sales volume was 26% higher
  Midstream gathered volume was 27% higher
  Transmission throughput was 57% higher
  Cash balance at year-end was $950 million (excluding EQM)
  A $1.5 billion undrawn, unsecured revolver

Operational results excluding the impairment were higher due to increased production sales volume, increased gathered volume, and increased firm transmission capacity sales and throughput, which were partially offset by lower realized commodity prices. Net operating revenues increased 32% to $2,267.5 million, while net operating expenses excluding impairments increased 10% to $1,180.9 million, in support of the Company’s growth.

Fourth quarter 2014 net loss attributable to EQT was $14.7 million, compared to net income of $115.2 million in 2013. To better compare year-over-year earnings, certain items should be considered, including the impairment charges; and earnings attributable to EQT’s sold distribution business, that positively impacted 2013 results. Fourth quarter 2014 adjusted net income was $145.8 million, 143% higher than 2013; and adjusted EPS was $0.96, up from $0.39. Adjusted operating cash flow attributable to EQT was $390.0 million, versus $313.6 million in 2013, a 24% increase.

Higher operating revenue, due to increases in production, gathering, and transmission volumes, was partially offset by higher operating expenses related to the increased volumes. Net operating revenue rose 43% to $647.0 million in the quarter, while net operating expenses were 15% higher at $335.7 million, excluding impairment charges -- consistent with the growth of the EQT Production and EQT Midstream businesses.

RESULTS BY BUSINESS

EQT PRODUCTION

With its continued focus on the Marcellus shale, EQT Production achieved record production sales volume of 476.3 Bcfe for 2014, representing a 26% increase over 2013. Approximately 79% of total production sales volume was from horizontally drilled Marcellus wells.

Production operating income totaled $745.9 million in 2014, excluding the impairment charges and a gain on the Nora / Permian asset exchange, 101% higher than 2013. EQT Production adjusted net operating revenue (a non-GAAP financial measure), which also excludes the non-cash impact of derivatives, was $1,540.6 million, 29% higher than the previous year as a result of sales volume growth and higher average realized price.

Consistent with the significant growth in sales volume and increased drilling activity, EQT Production’s 2014 operating expenses, excluding the impairment charges, were $866.8 million, 9% higher than the previous year. Selling, general and administrative (SG&A) was $26.6 million higher; production taxes were $16.6 million higher; depreciation, depletion, and amortization (DD&A) was $14.2 million higher; lease operating expense (LOE), excluding production taxes, was $8.8 million higher; and exploration expense was $3.2 million higher. Per unit LOE, including production taxes, was flat year-over-year.

Production sales volume totaled 136.7 Bcfe in the fourth quarter 2014; 33% higher than the fourth quarter 2013, and 11% higher sequentially. Operating income for the quarter was $116.9 million higher excluding the impairment charges. EQT Production adjusted net operating revenue for the quarter was $393.6 million, which was 21% higher than the previous year due to the increase in sales volume, partially offset by a lower average realized sales price. Operating expenses for the quarter, excluding the impairment charges, were $244.8 million, which was 15% million higher than 2013.

The Company drilled (spud) 345 gross wells during 2014, including 196 Marcellus wells, with an average length-of-pay of 5,850 feet; 103 Huron wells, with an average length-of-pay of 5,885 feet; and 41 Upper Devonian wells, with an average length-of-pay of 6,370 feet.

Realized Price

In 2014, the Company’s average realized price was $4.16 per Mcfe, 1% lower than the $4.20 per Mcfe realized in 2013 – with $3.23 per Mcfe allocated to EQT Production and $0.93 per Mcfe allocated to EQT Midstream. During the year, average differentials were a negative $0.19 per Mcf compared to a positive $0.21 per Mcf in 2013. The average differentials include the impact of local basis, recoveries received by selling some natural gas to higher-priced markets, recoveries from the resale of unused capacity, and the impact of cash settled basis swaps. The decrease in average differentials more-than-offset the impact of higher NYMEX pricing net of cash settled derivatives.

In the fourth quarter, the Company’s average realized price was $3.79 per Mcfe, 9% lower than the $4.17 per Mcfe realized in 2013 – with $2.88 per Mcfe allocated to EQT Production and $0.91 per Mcfe allocated to EQT Midstream.

Impairment Charges

In the fourth quarter 2014, the Company recognized pre-tax impairment charges on oil and gas properties of $267.3 million; $162.1 million on its Ohio Utica shale properties; and $105.2 million on its Permian Basin properties.

Guidance

The Company reiterates its production sales volume for 2015 of 575 – 600 Bcfe; and liquids volume of 9,000 – 10,000 MBBls. Production sales volume for the first quarter 2015 is projected to be 140 – 145 Bcfe; and liquids volume is expected to be 2,200 – 2,400 MBBls. Average differential to the NYMEX price is forecast to be negative $0.40 – negative $0.50 per Mcf for 2015; and positive $0.10 – positive $0.15 per Mcf for the first quarter of 2015.

EQT MIDSTREAM

EQT Midstream’s 2014 operating income was $384.3 million, a 22% increase over 2013, excluding gains on the sales of assets in both periods. EQT Midstream net operating revenue was $655.1 million, a 20% increase over 2013. Net gathering revenue was $397.9 million in 2014, up 13% from 2013, due to a 27% increase in gathered volume, partly offset by lower gathering rates. Net transmission revenue increased by 41% to $226.5 million, mainly driven by an increase in firm transmission contracted capacity.

Total operating expenses were $277.6 million, 17% higher than in 2013. This increase was due to the growth of the EQT Midstream business and reflects the costs of operating the expanded gathering and transmission infrastructure, which includes higher operating and maintenance costs, labor, and depreciation. On a per-unit basis, year-over-year gathering and compression expenses were 22% lower in 2014.

EQT Midstream’s fourth quarter 2014 operating income was $119.1 million; 42% higher than the fourth quarter of 2013, excluding a gain on the sale of assets in 2013. Net gathering revenue was $114.9 million, a 27% increase. Net transmission revenue totaled $67.1 million, a 51% increase, primarily due to an increase in firm transmission contracted capacity, as well as higher throughput. Operating expenses for the quarter were $68.5 million, 12% higher, consistent with the growth of the business.

OTHER BUSINESS

2015 Capital Budget

EQT has revised its 2015 capital expenditure (CAPEX) budget to $2.05 billion to reflect a reduction in commodity prices experienced after the initial $2.5 billion capital plan was announced in December. This revised CAPEX forecast includes $1.85 billion for EQT Production, and $200-$225 million for EQT Midstream, excluding capital invested at EQT Midstream Partners.

Reflected in the reduction outlined above, the Company’s current plan is to reduce its Marcellus drilling plan by 59 wells to 122 wells; and reduce its Permian drilling plan by 10 wells to 5 wells to hold acreage.

2014 Capital Expenditures

EQT invested $2.7 billion in capital projects during 2014, excluding $245 million of capital expenditures at EQT Midstream Partners. This included $1.7 billion for EQT Production well development; $724 million for well and lease acreage acquisitions, including $516 million recorded as a result of the Nora / Permian asset exchange; plus $210 million for EQT Midstream.

2014 Reserves Report

In a separate news release, EQT reported its 2014 reserves. Proved reserves at December 31, 2014, totaled 10.7 Tcfe, a 29% increase over 2013. Proved, probable, and possible (3P) reserves totaled 42.8 Tcfe, 18% higher.

Charitable Contribution

EQT established a charitable foundation in 2003 that contributes money to non-profit organizations in EQT’s operating territory. In the fourth quarter 2014, EQT made a $20 million cash contribution to the foundation endowment to pre-fund approximately four years of foundation contributions.

Nora / Permian Asset Exchange

In June 2014, the Company completed the Nora / Permian asset exchange with Range Resources Corporation. EQT received approximately 73,000 net acres and more than 900 producing wells in the Permian Basin of Texas. Range received approximately 138,000 net acres, approximately 2,000 producing wells, and the remaining interest in a supporting gathering system in the Nora Field of Virginia, plus $167.3 million cash.

EQT Midstream Partners, LP (NYSE:EQM)

As of December 31, 2014, EQT owned a 34.4% limited partner interest and a 2% general partner (GP) interest in EQT Midstream Partners, LP, whose results are consolidated in EQT’s results. For the fourth quarter 2014, EQT Corporation recorded $44.2 million of earnings, or $0.29 per diluted share, attributable to noncontrolling interests. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com.

On January 22, 2015, EQT Midstream Partners announced a cash distribution to its unit holders of $0.58 per unit for the fourth quarter of 2014. EQT will receive $18.3 million in cash distributions, including $6.0 million related to its GP interest.

Jupiter

In May 2014, EQT sold its Jupiter natural gas gathering system to EQT Midstream Partners for $1.2 billion. In conjunction with the sale, EQT Midstream Partners completed a public offering of 12.4 million common units.

Ohio Valley Connector

In July 2014, EQT Midstream Partners announced that it will construct and operate the Ohio Valley Connector (OVC) pipeline. The OVC will connect EQT Midstream Partners’ transmission and storage system from Wetzel County, West Virginia to Clarington, Ohio, where the pipeline will interconnect with the Texas Eastern and Rockies Express pipelines. The pipeline will provide approximately 1 Bcf per day of transmission capacity, of which 650 MMcf per day is contracted for 20 years. In December 2014, EQT Midstream Partners submitted the OVC certificate application, which also includes related transmission expansion projects, to the FERC and anticipates receiving the certificate in the second half of 2015. The OVC is expected to be in-service by mid-year 2016.

Mountain Valley Pipeline

In July 2014, EQT completed a non-binding open season for the proposed Mountain Valley Pipeline (MVP) project. EQT Midstream Partners will assume EQT’s interest in Mountain Valley Pipeline, LLC, a joint venture with a subsidiary of NextEra Energy, Inc. The MVP will extend from EQT Midstream Partners’ existing transmission and storage system in Wetzel County, West Virginia to Transco Station 165 in Pittsylvania County, Virginia. EQT Midstream Partners expects to hold the largest ownership interest in the joint venture and will operate the estimated 300-mile pipeline. The joint venture has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms and is currently in negotiation with additional shippers who have expressed interest in the MVP project.

During the fourth quarter, Mountain Valley Pipeline, LLC began the FERC pre-filing process and plans to submit the MVP certificate application to the FERC in the fourth quarter 2015. The pipeline is expected to be in-service during the fourth quarter of 2018.

Hedging

The Company’s total natural gas production hedge position for 2015 through December 2017 is:

	2015	2016**	2017**
Fixed Price
Total Volume (Bcf)	265	148	31
Average Price per Mcf (NYMEX)*	$4.17	$4.27	$4.27

Collars
Total Volume (Bcf)	42	–	–
Average Floor Price per Mcf (NYMEX)*	$4.57	$–	$–
Average Cap Price per Mcf (NYMEX)*	$7.14	$–	$–

*	The average price is based on a conversion rate of 1.05 MMBtu/Mcf
**

For 2016 and 2017, the Company also has a natural gas sales agreement for 35 Bcf that includes a NYMEX ceiling price of $4.88/Mcf. The Company also sold calendar year 2016 and 2017 calls/swaptions for approximately 25 Bcf at a strike price of $4.38 per Mcf and approximately 6 Bcf at a strike price of $3.93 per Mcf, respectively.

Operating Income

The Company reports operating income by segment in this news release. Interest, income taxes and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation and processing costs.

The following table reconciles operating (loss) income by segment, as reported in this news release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2014	2013	2014	2013
Operating (loss) income:
EQT Production	$(55,980)	$94,492	$505,950	$371,245
EQT Midstream	119,113	103,789	384,309	328,782
Unallocated expense	(22,803)	(17,200)	(36,864)	(45,423)
Operating income	$40,330	$181,081	$853,395	$654,604

Unallocated expense is primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments. Additionally, the Company made a $20 million contribution to the EQT Foundation during the three months ended December 31, 2014, which is included within unallocated expense in the table above.

Marcellus Horizontal Well Status (cumulative since inception)

	As of 12/31/14	As of 9/30/14	As of 6/30/14	As of 3/31/14	As of 12/31/13
Wells spud	722	670	628	573	526
Wells online	531	480	439	390	373
Wells complete, not online	23	31	44	42	34
Frac stages (spud wells)*	18,640	17,119	15,632	13,512	11,736
Frac stages online	12,408	10,762	9,289	8,012	7,559
Frac stages complete, not online	673	968	1,381	959	743

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Net Income and Adjusted Earnings per Diluted Share

Adjusted net income and adjusted earnings per diluted share are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income and adjusted earnings per diluted share should not be considered as alternatives to net income or earnings per diluted share presented in accordance with GAAP.

The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statements of consolidated income to be included in EQT’s report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31,		Years Ended December 31,
(thousands, except per share information)	2014	2013	2014	2013
Net (loss) income attributable to EQT, as reported	$(14,704)	$115,205	$386,965	$390,572
Add back (deduct):
Impairment of long-lived assets	267,339	–	267,339	–
Charitable contribution	20,000	–	20,000	–
Hedging ineffectiveness (gain) loss	(11,699)	16,817	(24,774)	21,335
Derivative gain, less net cash from settlements (a non-GAAP measure reconciled below)	(53,529)	(1,179)	(46,703)	(1,719)
Non-cash loss (gain) on sale / asset exchange	3,603	(19,618)	(34,146)	(19,618)
Legal reserves	1,614	–	7,150	–
Tax impact*	(67,244)	1,920	(55,867)	1
Subtotal	145,380	113,145	519,964	390,571
Loss (income) from discontinued operations, net of tax	401	(53,272)	(1,371)	(91,843)
Adjusted net income attributable to EQT	$145,781	$59,873	$518,593	$298,728
Diluted weighted average common shares outstanding	152,633	153,017	152,513	151,787
Diluted EPS, as adjusted	$0.96	$0.39	$3.40	$1.97

*The adjustments for the three months ended December 31, 2014 were tax effected at the full year continuing operations effective tax rate of 29.58% due to the Company being in a pretax loss position for the three months ended December 31, 2014, as a result of the non-cash impairment charges in that period. The adjustments for all other periods were tax effected at the continuing operations tax rate for those respective periods.

Operating Cash Flow

Operating cash flow is a non-GAAP supplemental financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2014	2013	2014	2013
Net Income	$29,497	$131,806	$510,990	$437,815
Add back / (deduct):
Depreciation, depletion and amortization	194,390	183,229	679,298	676,570
Impairment of long-lived assets	267,339	−	267,339	−
Deferred income taxes	(70,280)	95,494	32,021	110,363
Hedging ineffectiveness (gain) loss	(11,699)	16,817	(24,774)	21,335
Derivative gain, less net cash from settlements	(53,529)	(1,179)	(46,703)	(1,719)
Non-cash incentive compensation	9,051	15,510	42,123	52,618
Non-cash loss (gain) on asset exchange and dispositions	4,303	(185,894)	(37,044)	(185,894)
Other items, net	3,527	1,375	7,875	7,647
Operating cash flow:	$372,599	$257,158	$1,431,125	$1,118,735

(Deduct) / add back:
Changes in other assets and liabilities	(99,802)	(62,405)	(16,383)	44,126
Net cash provided by operating activities	$272,797	$194,753	$1,414,742	$1,162,861

As of December 31, 2014, EQT had total cash-on-hand of $1.1 billion. EQT cash, excluding that of EQT Midstream Partners, LP cash, was $950 million.

Adjusted Operating Cash Flow Attributable to EQT

Adjusted operating cash flow attributable to EQT is a non-GAAP supplemental financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT also includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP. The table below provides the calculation for adjusted operating cash flow attributable to EQT, as derived from the financial statements to be included in EQT’s report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2014	2013	2014	2013
Operating cash flow (a non-GAAP measure reconciled above)	$372,599	$257,158	$1,431,125	$1,118,735
(Deduct) / add back:
Noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA*	(54,653)	(20,105)	(155,690)	(58,082)
Charitable contribution	20,000	−	20,000	−
Exploration expense (cash)	3,328	1,293	7,076	4,285
Cash taxes on transactions	48,695	70,460	121,483	127,224
Costs associated with sale of distribution business	−	4,796	−	8,051
Adjusted operating cash flow attributable to EQT	$389,969	$313,602	$1,423,994	$1,200,213

*Adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA are non-GAAP financial measures reconciled below.

EQT Production Adjusted Net Operating Revenues

The operational information in the EQT Corporation Price Reconciliation table below presents an average realized price ($/Mcfe) to EQT Production and EQT Corporation, which is based on EQT Production’s adjusted net operating revenues, a non-GAAP supplemental financial measure. EQT Production adjusted net operating revenues is presented because it is an important measure used by the Company’s management to evaluate period-to-period comparisons of earnings and cash flow trends. EQT Production adjusted net operating revenues should not be considered as an alternative to EQT Corporation operating revenues, the most directly comparable GAAP financial measure, to be included in EQT’s report on Form 10-K for the year ended December 31, 2014. The tables below reconcile EQT Production adjusted net operating revenues, a non-GAAP supplemental financial measure, to EQT Corporation operating revenues.

The Company reports gain (loss) for hedging ineffectiveness and gain (loss) on derivatives not designated as hedges within operating revenues.

The Company’s management reviews and reports the EQT Production segment results with third-party transportation and processing costs reflected as a deduction from operating revenues. Third-party costs incurred to gather, process and transport gas produced by EQT Production to market sales points are recorded as a portion of transportation and processing costs in the Company’s Statements of Consolidated Income, to be included in EQT’s report on Form 10-K for the year ended December 31, 2014. Some transportation costs incurred by the Company are marketed for resale and are not incurred to transport gas produced by EQT Production. These transportation costs are reflected as a deduction from operating revenues.

	Three Months Ended December 31,		Years Ended December 31,
(thousands, unless noted)	2014	2013	2014	2013
EQT Production total net operating revenues, as reported on segment page	$459,759	$307,783	$1,612,730	$1,168,657
(Deduct) / add back:
(Gain) loss for hedging ineffectiveness	(11,699)	16,817	(24,774)	21,335
(Gain) loss on derivatives not designated as hedges	(96,796)	1,200	(83,760)	301
Net cash settlements received (paid) on derivatives not designated as hedges	42,348	(39)	36,453	728
EQT Production adjusted net operating revenues, a non-GAAP measure	$393,612	$325,761	$1,540,649	$1,191,021

Total sales volumes (MMcfe)	136,659	103,000	476,260	378,173

Average realized price to EQT Production ($/Mcfe)	$2.88	$3.16	$3.23	$3.15
Add:
Gathering and Transmission to EQT Midstream ($/Mcfe)	$0.91	$1.01	$0.93	$1.05
Average realized price to EQT Corporation ($/Mcfe)	$3.79	$4.17	$4.16	$4.20

EQT Production total net operating revenues, as reported on segment page	$459,759	$307,783	$1,612,730	$1,168,657
EQT Midstream total operating revenues, as reported on segment page	196,656	161,311	699,083	614,042
Third-party transportation and processing costs	55,940	37,397	200,562	142,281
Less: intersegment revenues, net	(9,161)	(13,062)	(42,665)	(62,969)
EQT Corporation operating revenues, as reported in accordance with GAAP	$703,194	$493,429	$2,469,710	$1,862,011

Derivative Gain (Loss), Less Net Cash from Settlements

The Company reports gain (loss) for hedging ineffectiveness and gain (loss) on derivatives not designated as hedges within operating revenues. The tables below reconcile derivative gain (loss), less net cash from settlements, a non-GAAP supplemental financial measure, to gain (loss) on derivatives not designated as hedges, presented in accordance with GAAP, as derived from the financial statements to be included in EQT’s report on Form 10-K for the year ended December 31, 2014. Derivative gains (losses), less net cash from settlements is presented because it is an important measure used by management, analysts and investors to evaluate period-to-period comparisons of earnings and cash flow trends. Derivative gains (losses), less net cash from settlements, should not be considered as an alternative to gains (losses) on derivatives not designated as hedges presented in accordance with GAAP. Effective December 31, 2014, the Company elected to de-designate all cash flow hedges and to discontinue hedge accounting prospectively. For the years ended December 31, 2014 and 2013, settlement of cash flow hedges was recorded within operating revenues.

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2014	2013	2014	2013
Operating revenues, excluding hedging ineffectiveness and derivative gain (loss)	$594,495	$507,719	$2,363,994	$1,880,512
Gain (loss) for hedging ineffectiveness	11,699	(16,817)	24,774	(21,335)
Gain on derivatives not designated as hedges	97,000	2,527	80,942	2,834
Operating revenues, as reported	$703,194	$493,429	$2,469,710	$1,862,011

Gain on derivatives not designated as hedges	$97,000	$2,527	$80,942	$2,834
Net cash settlements received on derivative instruments not designated as hedges	(43,471)	(1,348)	(34,239)	(1,115)
Derivative gain, less net cash from settlements	$53,529	$1,179	$46,703	$1,719

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP supplemental financial measures that exclude transportation and processing costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Transportation and processing costs are typically excluded by management in such analysis because more emphasis is placed on the net price impact to revenues and expenses. Net operating revenues and net operating expenses should not be considered as alternatives to operating revenues or total operating expenses presented in accordance with GAAP. The table below reconciles net operating revenues to operating revenues, and net operating expenses to total operating expenses, as derived from the statements of consolidated income to be included in EQT’s report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2014	2013	2014	2013
Net operating revenues	$647,010	$452,982	$2,267,507	$1,713,303
Plus: transportation and processing	56,184	40,447	202,203	148,708
Operating revenues	$703,194	$493,429	$2,469,710	$1,862,011

Net operating expenses	$603,077	$291,519	$1,448,258	$1,078,317
Plus: transportation and processing	56,184	40,447	202,203	148,708
Total operating expenses	$659,261	$331,966	$1,650,461	$1,227,025

Adjusted EQT Midstream Partners EBITDA and Noncontrolling Interest Portion of Adjusted EQT Midstream Partners EBITDA

As used in this news release, adjusted EQT Midstream Partners EBITDA means EQT Midstream Partners' (Partnership) net income plus the Partnership’s net interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments (if applicable), less other Partnership income, capital lease payments and Jupiter adjusted EBITDA prior to acquisition (if applicable). As used in this news release, noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA means the portion of adjusted EQT Midstream Partners EBITDA attributable to the noncontrolling interest unit holders of the Partnership. Adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA are non-GAAP supplemental financial measures that management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in the Partnership in relation to:

  the Company's operating performance as compared to other companies in its industry;
  the ability of the Company's assets to generate sufficient cash flow to make distributions to its investors;
  the Company's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company believes that adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA provide useful information to investors in assessing the Company's financial condition and results of operations. Adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA should not be considered as alternatives to the Partnership’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA have important limitations as analytical tools because they exclude some, but not all, items that affect the Partnership's net income. Additionally, because adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA may be defined differently by other companies in the Company's or the Partnership's industries, the definition of adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EQT Midstream Partners EBITDA and noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA to the Partnership’s net income, as derived from the statements of consolidated operations to be included in the Partnership’s report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31,		Years Ended December 31,
(thousands, unless noted)	2014	2013	2014	2013
Net Income, EQT Midstream Partners	$74,656	$46,659	$232,773	$171,107
Add:
Interest expense, net	9,912	1,059	30,856	1,672
Depreciation, depletion and amortization	9,857	6,601	36,599	25,924
Income tax expense	–	9,731	12,456	41,572
Non-cash long-term compensation expense	784	209	3,368	981
Non-cash adjustments	(1,520)	–	(1,520)	(680)
Less:
Other income, net	(715)	(397)	(2,349)	(1,242)
Capital lease payments for AVC	(7,042)	(1,030)	(21,802)	(1,030)
Pre-merger capital lease payments (Sunrise)	–	–	–	(15,201)
Adjusted EBITDA attributable to Jupiter prior to acquisition	–	(26,542)	(34,733)	(103,593)
Adjusted EQT Midstream Partners EBITDA	$85,932	$36,290	$255,648	$119,510

Noncontrolling interest ownership percentage (a)	63.6%	55.4%	60.9%	48.6%
Noncontrolling interest portion of Adjusted EQT Midstream Partners EBITDA	$54,653	$20,105	$155,690	$58,082

(a) Represents weighted average noncontrolling interest ownership percentage for the period.

Year-End and Q4 2014 Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at http://www.eqt.com, and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP (NYSE:EQM), for which EQT Corporation is the general partner and a significant equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via http://www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. EQT is the general partner and significant equity owner of EQT Midstream Partners, LP. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

EQT Management speaks to investors from time-to-time and the analyst presentation for these discussions, which is updated periodically, and is available via the Company’s investor relations website at http://ir.eqt.com.

Visit EQT Corporation at www.EQT.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Company’s management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company is unable to provide a reconciliation of projected EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

Similarly, the Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled); projected natural gas prices, basis, recoveries and average differential; total resource potential, reserves, EUR, expected decline curve and reserve replacement ratio; projected production sales volume and growth rates (including liquids sales volume and growth rates); projected finding and development costs, operating costs, unit costs, well costs and midstream revenue deductions; projected gathering and transmission volume and growth rates; projected firm pipeline capacity and sales; the Company’s access to, and timing of, capacity on third-party pipelines; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector (OVC) and Mountain Valley Pipeline (MVP) projects; the ultimate terms, partners and structure of the MVP joint venture; the Partnership's assumption of the Company's interest in the MVP joint venture; technology (including drilling and completion techniques); projected EQT Midstream and EQT Midstream Partners, LP (Partnership) EBITDA; monetization transactions, including asset sales (dropdowns) to the Partnership and other asset sales, joint ventures or other transactions involving the Company’s assets; the projected cash flows resulting from the Company’s general partner and limited partner interests and incentive distribution rights in the Partnership; internal rate of return (IRR) and returns per well; projected capital expenditures; the amount and timing of any repurchases under the Company’s share repurchase authorization; liquidity and financing requirements, including funding sources and availability; projected operating revenues, cash flows and cash-on-hand; hedging strategy; the effects of government regulation and litigation; the Company dividend and Partnership distribution amounts and rates; and tax position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Additional risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2013 and in the Company's Form 10-K for the year ended December 31, 2014 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding the Partnership and its subsidiaries is derived from publicly available information published by the Partnership.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Thousands, except per share amounts)
Operating revenues	$703,194	$493,429	$2,469,710	$1,862,011

Operating expenses:
Transportation and processing	56,184	40,447	202,203	148,708
Operation and maintenance	27,531	24,560	108,283	97,762
Production	35,826	27,379	133,488	108,091
Exploration	9,239	3,359	21,716	18,483
Selling, general and administrative	68,752	58,071	238,134	200,849
Depreciation, depletion and amortization	194,390	178,150	679,298	653,132
Impairment of long-lived assets	267,339	−	267,339	−
Total operating expenses	659,261	331,966	1,650,461	1,227,025

(Loss) gain on sale / exchange of assets	(3,603)	19,618	34,146	19,618
Operating income	40,330	181,081	853,395	654,604

Other income	719	2,610	6,853	9,242
Interest expense	36,979	31,998	136,537	142,688
Income before income taxes	4,070	151,693	723,711	521,158
Income tax (benefit) provision	(25,828)	73,159	214,092	175,186
Income from continuing operations	29,898	78,534	509,619	345,972
(Loss) income from discontinued operations, net of tax	(401)	53,272	1,371	91,843
Net income	29,497	131,806	510,990	437,815
Less: Net income attributable to noncontrolling interests	44,201	16,601	124,025	47,243
Net (loss) income attributable to EQT Corporation	$(14,704)	$115,205	$386,965	$390,572

Amounts attributable to EQT Corporation:
(Loss) income from continuing operations	$(14,303)	$61,933	$385,594	$298,729
(Loss) income from discontinued operations	(401)	53,272	1,371	91,843
Net (loss) income	$(14,704)	$115,205	$386,965	$390,572

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	151,605	150,772	151,553	150,574
(Loss) income from continuing operations	$(0.10)	$0.41	$2.54	$1.98
Income from discontinued operations	−	0.35	0.01	0.61
Net (loss) income	$(0.10)	$0.76	$2.55	$2.59
Diluted:
Weighted average common stock outstanding	152,633	153,017	152,513	151,787
(Loss) income from continuing operations	$(0.10)	$0.40	$2.53	$1.97
Income from discontinued operations	−	0.35	0.01	0.60
Net (loss) income	$(0.10)	$0.75	$2.54	$2.57

EQT Corporation Price Reconciliation

	Three Months Ended		Years Ended
	December 31,		December 31,
in thousands (unless noted)	2014	2013	2014	2013
LIQUIDS
Natural Gas Liquids (NGLs):
Sales Volume (MMcfe) (a)	12,819	7,812	40,587	27,860
Sales Volume (Mbbls)	2,135	1,302	6,764	4,643
Gross Price ($/bbl)	$32.16	$51.58	$41.94	$45.58
Gross NGL sales	$68,712	$67,157	$283,728	$211,626
Third-party processing	(18,857)	(11,866)	(64,313)	(40,754)
Net NGL sales	$49,855	$55,291	$219,415	$170,872
Oil:
Sales Volume (MMcfe) (a)	1,061	450	2,693	1,620
Sales Volume (Mbbls)	177	75	449	270
Net Price ($/bbl)	$64.74	$81.64	$78.51	$85.82
Net Oil sales	$11,447	$6,123	$35,232	$23,171

Net Liquids sales	$61,302	$61,414	$254,647	$194,043
NATURAL GAS
Sales Volume (MMcf)	122,779	94,738	432,980	348,693
NYMEX Price ($/MMBtu) (b)	$4.01	$3.62	$4.38	$3.67
Btu uplift	$0.39	$0.29	$0.38	$0.30
Gross natural gas price ($/Mcf)	$4.40	$3.91	$4.76	$3.97

Basis ($/Mcf)	(1.50)	(0.28)	(1.07)	(0.16)
Recoveries ($/Mcf) (c)	0.88	0.36	0.82	0.37
Cash settled basis swaps (not designated as hedges) ($/Mcf)	0.30	−	0.06	−
Average differential ($/Mcf)	$(0.32)	$0.08	$(0.19)	$0.21

Average adjusted price - unhedged ($/Mcf)	$4.08	$3.99	$4.57	$4.18
Cash settled derivatives (cash flow hedges) ($/Mcf)	0.10	0.44	(0.06)	0.42
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.04	−	0.02	−
Average adjusted price, including cash settled derivatives ($/Mcf)	$4.22	$4.43	$4.53	$4.60
Net natural gas sales, including cash settled derivatives	$518,446	$418,796	$1,962,667	$1,603,891

TOTAL PRODUCTION
Total net natural gas & liquids sales, including cash settled derivatives	$579,748	$480,210	$2,217,314	$1,797,934
Total Sales Volume (MMcfe)	136,659	103,000	476,260	378,173

Net natural gas & liquids price, including cash settled derivatives ($/Mcfe)	$4.24	$4.66	$4.66	$4.75

Midstream Revenue Deductions ($/Mcfe)
Gathering to EQT Midstream	$(0.71)	$(0.77)	$(0.73)	$(0.82)
Transmission to EQT Midstream	(0.20)	(0.24)	(0.20)	(0.23)
Third-party gathering and transmission costs	(0.45)	(0.49)	(0.50)	(0.55)
Total midstream revenue deductions	(1.36)	(1.50)	$(1.43)	$(1.60)
Average realized price to EQT Production ($/Mcfe)	$2.88	$3.16	$3.23	$3.15
Gathering and transmission to EQT Midstream ($/Mcfe)	$0.91	$1.01	$0.93	$1.05
Average realized price to EQT Corporation ($/Mcfe)	$3.79	$4.17	$4.16	$4.20

(a)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(b)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $4.00 and $3.60 for the three months ended December 31, 2014 and 2013, respectively, and $4.41 and $3.65 for the years ended December 31, 2014 and 2013, respectively).
(c)	Includes approximately $0.21 and $0.17 per Mcf for the three months ended December 31, 2014 and 2013, respectively, and $0.19 and $0.23 per Mcf for the years ended December 31, 2014 and 2013, respectively, for the sale of unused capacity.

UNIT COSTS	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Production segment costs: ($/Mcfe)
LOE	$0.13	$0.14	$0.14	$0.15
Production taxes	0.13	0.12	0.14	0.13
SG&A	0.21	0.23	0.25	0.24
	$0.47	$0.49	$0.53	$0.52
Midstream segment costs: ($/Mcfe)
Gathering and transmission	$0.16	$0.22	$0.19	$0.23
SG&A	0.11	0.13	0.14	0.14
	$0.27	$0.35	$0.33	$0.37
Total ($/Mcfe)	$0.74	$0.84	$0.86	$0.89

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
OPERATIONAL DATA

Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	111,360	77,636	378,195	275,029
Horizontal Huron Play	9,638	8,472	33,803	35,255
Other	15,661	16,892	64,262	67,889
Total production sales volumes (b)	136,659	103,000	476,260	378,173

Average daily sales volumes (MMcfe/d)	1,485	1,120	1,305	1,036

Average realized price to EQT Production ($/Mcfe)	$2.88	$3.16	$3.23	$3.15

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.13	$0.14	$0.14	$0.15
Production taxes ($/Mcfe)	$0.13	$0.12	$0.14	$0.13
Production depletion ($/Mcfe)	$1.24	$1.52	$1.22	$1.50

DD&A (thousands):
Production depletion	$168,830	$156,476	$582,624	$568,990
Other DD&A	2,504	2,546	10,231	9,651
Total DD&A (thousands)	$171,334	$159,022	$592,855	$578,641

Capital expenditures (thousands) (c)	$585,968	$445,791	$2,441,486	$1,423,185

FINANCIAL DATA (thousands)

Revenues:
Production sales	$351,264	$325,800	$1,504,196	$1,190,293
Gain (loss) for hedging ineffectiveness	11,699	(16,817)	24,774	(21,335)
Gain (loss) on derivatives not designated as hedges	96,796	(1,200)	83,760	(301)
Total net operating revenues	459,759	307,783	1,612,730	1,168,657

Operating expenses:
LOE, excluding production taxes	18,391	14,658	65,917	57,110
Production taxes	17,435	12,721	67,571	50,981
Exploration expense	9,221	3,359	21,665	18,483
SG&A	28,416	23,531	118,816	92,197
DD&A	171,334	159,022	592,855	578,641
Impairment of long-lived assets	267,339	−	267,339	−
Total operating expenses	512,136	213,291	1,134,163	797,412
(Loss) gain on sale / exchange of assets	(3,603)	−	27,383	−
Operating (loss) income	$(55,980)	$94,492	$505,950	$371,245

(a)	Includes Upper Devonian wells.
(b)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(c)	Includes $167.3 million of cash capital expenditures and $349.2 million of non-cash capital expenditures for the exchange of assets with Range Resources Corporation during the year ended December 31, 2014 and $114.2 million of cash capital expenditures for the purchase of acreage and Marcellus wells from Chesapeake Energy Corporation and its partners during the year ended December 31, 2013.

EQT MIDSTREAM RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
OPERATIONAL DATA
Gathered volume (BBtu)	173,395	123,903	590,492	466,405
Average gathering fee ($/MMBtu)	$0.66	$0.73	$0.67	$0.75
Gathering and compression expense ($/MMBtu)	$0.12	$0.17	$0.14	$0.18
Transmission pipeline throughput (BBtu)	190,754	121,234	654,785	418,360

Net operating revenues (thousands):
Gathering	$114,861	$90,779	$397,878	$351,410
Transmission	67,073	44,516	226,497	160,621
Storage, marketing and other	5,644	10,129	30,729	33,555
Total net operating revenues	$187,578	$145,424	$655,104	$545,586
Capital expenditures (thousands)	$121,546	$115,194	$455,359	$369,399

FINANCIAL DATA (thousands)

Total operating revenues	$196,656	$161,311	$699,083	$614,042
Purchased gas costs	9,078	15,887	43,979	68,456
Total net operating revenues	187,578	145,424	655,104	545,586

Operating expenses:
Operating and maintenance	27,917	25,211	108,359	97,540
SG&A	17,362	16,611	82,165	63,850
DD&A	23,186	19,431	87,034	75,032
Total operating expenses	68,465	61,253	277,558	236,422
Gain on sale / exchange of assets	−	19,618	6,763	19,618
Operating income	$119,113	$103,789	$384,309	$328,782

CONTACT:
EQT analyst inquires:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
EQT Midstream Partners analyst inquires:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com